Exhibit 10.39

                           LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of December 30, 2005, by and between Ramtron International Corporation (the "Borrower"), and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement dated September 14, 2005, as may be amended from time to time (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Revolving Line in the original principal amount of Four Million Dollars ($4,000,000) and a Term Loan in the original principal amount of Three Million Dollars ($3,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement. Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.
Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents." Hereinafter, the Loan Agreement and the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents."

3.  DESCRIPTION OF CHANGE IN TERMS.

Modifications to Loan Agreement.

1. Definitions. The following definitions are hereby added to Section 13.1 of the Loan Agreement:

    "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., and
     (c) Bank's certificates of deposit issued maturing no more than one (1) year after issue.

     "Debt Service" means, as of the last day of each fiscal month, principal and interest of Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis due within twelve (12) months after such day.

     "Deferred Revenue" is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

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     "Net Income" means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

     "Quick Assets" is, on any date, Borrower's unrestricted cash and Cash Equivalents maintained with Bank, net accounts receivable, and investments with Bank with maturities of fewer than 12 months determined according to GAAP.

1. Financial Covenants. Section 6.6 of the Loan Agreement is hereby deleted and replaced with the following:

    6.6  Financial Covenants.

    Borrower will maintain as of the last day of each fiscal month (except for the Maximum Senior Leverage Ratio, which shall be maintained as of the last day of each fiscal quarter):

       (a) Maximum Senior Leverage Ratio. A ratio of (i) Term Loan Outstandings to (ii) EBITDA of not more than 1.50 to 1.00 through and including September 30, 2006, reducing to 1.00 to 1.00 beginning October 31, 2006.

       (b) Adjusted Quick Ratio. A ratio of (i) Quick Assets to (ii) Current Liabilities minus Deferred Revenue of at least 1.25 to 1.0.

       (c) Liquidity Coverage Ratio. A ratio of (i) unrestricted cash and Cash Equivalents plus Eligible Accounts Receivable minus the outstanding balance of the Committed Revolving Line to (ii) Term Loan Outstandings of not less than 1.75 to 1.00; provided that beginning January 1, 2006, after achieving two consecutive quarters of a Debt Service Coverage Ratio (as defined in Section 6.6(d)) of at least 1.75 to 1.00, this covenant shall terminate.

       (d) Debt Service Coverage Ratio. Upon the termination of the Liquidity Coverage Ratio, a ratio of Net Income plus depreciation and amortization expenses plus taxes to Debt Service, in each case calculated as of the last day of such fiscal month of at least 1.75 to 1.0.

4. INVESTMENTS IN GOAL SEMICONDUCTOR INC. Notwithstanding Section 7.6 of the Loan Agreement, Borrower may make Investments in (and capital contributions to) Goal Semiconductor Inc. in an amount not to exceed $1,600,000 per fiscal year.

5. APPROVED MORTGAGE. Borrower shall not make (a) any prepayments on the Approved Mortgage or (b) any monthly payments of principal and interest on the Approved Mortgage in the aggregate in excess of $35,000.

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6.  WAIVER.  Bank hereby waives Borrower's existing default under the Loan
Agreement by virtue of Borrower's failure to comply with the Maximum Senior Leverage Ratio and Liquidity Coverage Ratio set forth in Section 6.6 of the Loan Agreement for the months ended September 30, 2005, October 31, 2005, and November 30, 2005. Beginning with the month ended December 31, 2005 and continuing thereafter, Borrower shall be required to be in compliance with all financial covenants as set forth in the Loan Agreement (as modified by this Loan Modification Agreement or any other modification agreement between the parties).

Bank's agreement to waive and agree not to test certain covenants as set forth above (a) in no way shall be deemed an agreement by the Bank to waive Borrower's compliance with the above-described covenants as of all other dates, (b) shall not limit or impair the Bank's right to demand strict performance of these covenants as of all other dates, and (c) shall not limit or impair the Bank's right to demand strict performance of all other covenants as of any date.

7. PAYMENT OF LOAN FEE. Borrower shall pay Bank an amendment fee in the amount of Fifteen Thousand Dollars ($15,000), and all expenses (including attorneys' fees) of Bank related to this Loan Modification Agreement and the effectiveness of this Loan Modification Agreement is contingent upon payment of such fees and expenses.

8. CONSISTENT CHANGES. The existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. NO DEFENSES OF BORROWER. Borrower agrees that, as of the date hereof, it has no defenses against the Obligations or to pay any amounts under the Indebtedness.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

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This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                 BANK:

RAMTRON INTERNATIONAL CORPORATION         SILICON VALLEY BANK


By: /s/ Eric A. Balzer                    By: /s/  Cindy Schatz
----------------------                    -----------------------
Name:  Eric A. Balzer                     Name:  Cindy Schatz
Title:  CFO                               Title:  Relationship Manager

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